Exhibit 99.2

T2 Biosystems 3Q

November 10, 2022

Philip Taylor

Thank you, operator. I would like to remind everyone that comments made by management today and answers to questions will include forward-looking statements. Those include statements related to T2 Biosystems’ future financial and operating results and plans for developing and marketing new products.

Forward-looking statements are based on estimates and assumptions as of today and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by these statements, including the risks and uncertainties described in T2 Biosystems’ annual report on Form 10-K filed with the SEC on March 23, 2022, and other filings the company makes with the SEC from time to time. The company undertakes no obligation to publicly update or revise any forward-looking statements, except as required by law.

With that, I would like to turn the call over to Chairman and CEO, John Sperzel. John?

John Sperzel

Thank you all for joining our third quarter 2022 earnings call. Today, I will review the Company’s performance during the third quarter, highlighting a number of recent accomplishments, and discuss the progress we are making across our three corporate priorities. I will then turn the call over to John Sprague, our Chief Financial Officer, who will review our third quarter financial results, before I provide some closing remarks and we open the call for questions and answers.

During the third quarter, the T2 Biosystems team achieved total revenue of $3.7 million, including product revenue of $2.6 million and R&D revenue of $1.1 million. Importantly, our product sales included $2.4 million of sepsis and related product revenue, which excludes COVID-19 product sales, representing a 24% increase compared to the prior year period. We entered into contracts for 11 T2Dx® Instruments during the third quarter, including 3 in the U.S. and 8 internationally, bringing our year-to-date totals, through the first nine months of 2022, to 20 instruments in the U.S. and 18 internationally.

T2 Biosystems 3Q

November 10, 2022

Our team has realized a number of important accomplishments in recent months. During the third quarter, we achieved the highest quarterly sales of our sepsis and related products in Company history, and we have continued to increase our installed base of T2Dx Instruments. We have continued to expand our international commercial strategy, and we have entered into a territory exclusive distribution agreement in the Baltic region. We have advanced our near-term product pipeline by meeting milestones in the ongoing U.S. clinical trials for the T2Resistance® Panel and the T2Biothreat™ Panel. We also attained multiple milestones related to the T2Lyme™ Panel, including the receipt of Breakthrough Device designation from the FDA, and receipt of the LymeX award from the U.S. Department of Health and Human Services and the Cohen Foundation. Finally, we recently regained compliance with the NASDAQ minimum bid price listing requirement.

These accomplishments support our mission to fundamentally change the way medicine is practiced through transformative culture-independent diagnostics to improve the lives of patients around the world. Given the recent developments with our T2Lyme Panel, we are now expanding our target markets to include Lyme disease, along with sepsis. Both of which represent significant opportunities within the infectious disease field, where the current standard of care is leading to poor patient outcomes.

Sepsis presents one of the greatest challenges to healthcare systems worldwide, and claims approximately 11 million lives each year. In the United States, sepsis is the #1 cost of hospitalization, costing our healthcare system approximately $62 billion annually; the #1 cause of death in hospitals, claiming approximately 270,000 American lives annually; and the #1 cause of 30-day hospital readmissions, requiring nearly 20% of sepsis survivors to be readmitted within 30 days and nearly 40% to be readmitted within 90 days.

T2 Biosystems 3Q

November 10, 2022

The current standard of care for patients at risk of sepsis relies on broad, empiric protocols to administer antimicrobial therapy, despite the fact that such protocols are only optimal in approximately one-half of cases and can contribute to the growing problem of antimicrobial resistance. The current standard of care also continues to rely on a positive blood culture to identify the presence of a bloodstream infection, which can take anywhere from 1-5 days to turn positive, and is widely understood to have poor sensitivity. Rapid detection of sepsis-causing pathogens and antibiotic resistance genes is critical for treatment decisions and improving patient outcomes, as each hour of delayed targeted antimicrobial treatment can lead to increased mortality risk of up to 8%.

Lyme disease is a bacterial infection caused by the bacteria Borrelia, and is considered the most common vector borne illness in the United States. Borrelia burgdorferi is transmitted to humans through the bite of infected ticks: by deer ticks in the northeastern, mid-Atlantic and north-central regions of the U.S.; and by western blacklegged ticks on the Pacific Coast. According to the U.S. Centers for Disease Control and Prevention, or CDC, approximately 476,000 Americans may get Lyme disease each year in the United States. Typical symptoms include fever, headache, fatigue, and skin rash. If left untreated, infection can spread to joints, the heart, and the nervous system.

The current CDC recommended serological testing for Lyme disease relies on the presence of antibodies and can only be used accurately four to six weeks after infection. We believe there is a significant unmet need for a sensitive diagnostic test to detect early Lyme disease, and the initial performance data on our T2Lyme Panel is very encouraging. We believe the T2Lyme Panel will allow clinicians to detect active infections and ensure patients receive appropriate therapy faster, and prevent the negative impact of a delay in delivery of treatment and the overuse of antibiotics.

To advance our mission and create value for our stakeholders, we are focused on three corporate priorities: 1) accelerating our sales, 2) enhancing our operations, and 3) advancing our pipeline. I will now provide an update on our recent progress as it relates to each of these corporate priorities.

T2 Biosystems 3Q

November 10, 2022

Starting with our first priority – accelerating our sales:

Our commercial strategy is focused on driving adoption of our T2Dx technology by expanding our instrument installed base globally, and increasing utilization of our sepsis test panels. As I mentioned earlier, third quarter sepsis and related revenue was $2.4 million, representing a record number for a single quarter and an increase of 24% compared to the prior year period. We entered into contracts for 11 T2Dx Instruments for sepsis testing, increasing our installed base of instruments to 170, including 101 in the U.S. and 69 internationally, including clinical trial instruments.

We generated sepsis test panel revenue of $1.5 million, representing growth of 25% from prior year period. From an instrument pull-through perspective, in the U.S., we achieved annualized sepsis test utilization of $104,000 per legacy instrument. We continue to believe that annualized U.S. sepsis test utilization will reach $200,000 per instrument, and we have a number of customers that have already surpassed that target.

The record quarterly sepsis and related revenue was driven by our growing installed base of T2Dx Instruments and our ability to bring new accounts online faster than we have in the past. As a reminder, it has historically has taken four to six months from contract close to “go live” testing at hospital labs. Through improvements integrating our sales and field operations teams, and streamlining our processes, we are seeing improvements and we are targeting three months from contract close to “go live” testing. This should translate to new customers consuming tests earlier, and contributing to our sepsis test revenue faster.

The second driver of sepsis revenue in the quarter was growth in sales of the T2Bacteria® Panel in the U.S., and internationally. It is encouraging to see customers realize the value of the T2Bacteria Panel and increase their utilization. We have typically seen customers adopt the T2Candida® Panel first, followed by the adoption of the T2Bacteria Panel. We are beginning to see some customers start with T2Bacteria because of its unique ability to detect the most critical sepsis causing pathogens. We believe we are benefitting from our work to increase awareness of the benefits of this panel. Following the field force realignment, our medical affairs personnel are making progress improving customer engagement and leveraging the increasing library of peer reviewed clinical data that demonstrates the value of the T2Bacteria Panel.

T2 Biosystems 3Q

November 10, 2022

The core market opportunity for our sepsis products targets hospital microbiology labs, which we believe represents a market opportunity exceeding $2 billion. We are in the early innings of commercialization and are encouraged by the potential that lies ahead. Our ability to place instruments across all types of hospitals, ranging from large academic hospitals to critical access hospitals, gives us confidence we can continue to expand our installed base of instruments and accelerate growth of our sepsis test panels.

We recently sold a second T2Dx Instrument to one of the leading U.S. laboratory service providers, to be deployed for sepsis testing in one of that provider’s managed-hospital laboratories. We believe there is potential to further expand our business in the laboratory service providers, in their quest to expand their managed-hospital laboratory business. We now have multiple end-user customers that have added a second T2Dx Instrument, to expand their testing capacity, or to add an additional testing site within their system.

Outside of the U.S., there is also a significant market opportunity for our products. Our international go-to-market strategy includes a network of exclusive distributors that sell and support our products in specific countries or regions, and we are focused on continuing to expand our international presence. We recently executed a territory exclusive distribution agreement covering the Baltic region – including Lithuania, Latvia, and Estonia – where we believe our products offer a solution to drive meaningful improvement in the management of sepsis patients. In fact, studies have shown that the Baltic region has a higher average incidence of sepsis per population than Western Europe and guidelines have been issued in the region to improve sepsis management. We expect further international expansion in 2022 and 2023.

T2 Biosystems 3Q

November 10, 2022

As we have discussed, we have taken steps to expand and realign our commercial team. We are confident the sales, medical affairs, service and support teams are aligned to execute our strategy, including spending appropriate time pursuing new instrument sales and working with existing customers to increase sepsis test utilization. At the beginning of 2022, we communicated our belief that sales of our COVID-19 molecular diagnostic test, the T2SARS-CoV-2 Panel, would decrease during the year and provide an opportunity to convert COVID-driven instruments to sepsis testing. While the conversion process has taken longer than we anticipated, we continue to believe this represents a potentially meaningful growth opportunity to increase sepsis test utilization.

Moving to our second priority – enhancing our operations:

In the current macroeconomic environment, we recognize that operating efficiently is a critical success factor. As such, we have prioritized improving our product gross margins and reducing our operating expenses, and we have taken steps to address both priorities.

The product gross margin improvement initiative includes the T2Bacteria and T2Candida panels and has resulted in a reduction in the manufacturing costs of those two products. In June, we made changes to improve our overall cost structure, including reducing our workforce and operating expenses by approximately 20%. We expect both improvements to become more apparent in the coming quarters, as we continue to increase volume and fully absorb our overhead and one-time costs related to the organizational changes.

Finally, our operations team has worked to ensure that there is an uninterrupted supply of products to our customers, and we are effectively managing longer lead times and inflationary pressures. While supply chain challenges continue to exist across the industry, our team remains confident in our ability to continue supplying our customers without interruption.

Moving to our third priority – advancing our pipeline:

We are advancing the development of multiple new products that leverage both our technology platform and our scientific expertise. Our product pipeline is supported in part by a milestone-based product development contract awarded by BARDA, the U.S. Biomedical Advanced Research Development Authority, which is valued at up to $62 million if all options are exercised. We recently completed Option 2B of the contract,

T2 Biosystems 3Q

November 10, 2022

following our team’s successful completion of all the milestones for advancing the U.S. clinical trials for the T2Resistance Panel and the T2Biothreat Panel, and advancing the development of the next-generation instrument and the comprehensive sepsis panel. We were awarded Option 3 valued at $3.7 million, to finalize U.S. clinical trials and complete FDA submission for the T2Biothreat Panel and the T2Resistance Panel.

Several products are being developed with the goal of expanding the test menu on our FDA-cleared T2Dx Instrument, including four products that I will highlight on today’s call, the T2Biothreat Panel, T2Resistance Panel, T2Lyme Panel, and T2Bacteria Panel enhancements. We believe these new products could potentially be commercially launched in 2023, subject to regulatory approvals. Each of these new products represents a differentiated solution to rapidly identify harmful pathogens and potentially allow clinicians to achieve faster, targeted therapy.

The T2Biothreat Panel is a direct-from-blood test panel designed to run on the T2Dx Instrument and simultaneously detect six biothreat pathogens identified as threats by the U.S. Government, in just 3-5 hours. This program is funded under our BARDA contract and we believe the target customer for this panel would be the U.S. Government. We initiated a clinical evaluation for the T2Biothreat Panel in December 2021, which is very near completion, and we remain on track to file an FDA submission in 2022.

The T2Resistance Panel is a direct-from-blood test panel designed to run on the T2Dx Instrument and simultaneously detect thirteen antibiotic resistance genes known to cause antibiotic-resistant infections, in just 3-5 hours. This program is funded under our BARDA contract. As a reminder, we are currently marketing and selling the T2Resistance Panel in Europe, under CE mark, and we are on a pathway to apply for FDA clearance prior to U.S. commercialization. We initiated a U.S. clinical trial for the T2Resistance Panel in December 2021 and we are currently enrolling patients at eight hospitals, and we are adding two additional hospitals to increase patient enrollment. We anticipate completion of the trial in early 2023 and plan to subsequently file with the FDA. As a reminder, the T2Resistance Panel was previously granted “breakthrough device” designation from the FDA, which provides for a prioritized FDA review process.

T2 Biosystems 3Q

November 10, 2022

The T2Lyme Panel is a direct-from-blood test panel designed to run on the T2Dx Instrument and detect active Borrelia infections, the bacteria that causes Lyme disease, in just 3-5 hours. We expect it to be used to aid in the diagnosis of early Lyme disease. Earlier this week, we announced that the T2Lyme Panel was selected as a winner in the Lyme Innovation Accelerator, or LymeX, a partnership between the U.S Department of Health and Human Services and the Steven & Alexandra Cohen Foundation, the largest public-private partnership for Lyme disease. While we plan to potentially commence marketing and sales of the T2Lyme Panel as a Lab Developed Test in 2023, we also plan to initiate discussions with the FDA with the purpose of pursuing FDA clearance. The T2Lyme Panel was also granted “Breakthrough Device” designation from the FDA, which provides for a prioritized review process.

Finally, we have initiated studies to expand the number of pathogens detected on our FDA-cleared T2Bacteria Panel to include the detection of Acinetobacter baumannii. Acinetobacter is a cause of bloodstream infections especially in critically ill patients, which can range from a benign transient bacteremia to septic shock, and has been reported to have a crude ICU mortality rate of 34% to 43%. Acinetobacter can be resistant to many antibiotics, including carbapenems, highlighting the importance of rapid detection and targeted antimicrobial treatment. Acinetobacter infections rarely occur outside of healthcare settings in the U.S. and can disproportionally impact those with weakened immune systems, chronic lung disease, or diabetes. Adding Acinetobacter detection to the T2Bacteria Panel will provide clinicians with a rapid direct from blood diagnostic that will provide them with actionable data for the appropriate antimicrobial treatment for patients. We plan to submit for FDA clearance in early 2023.

With that, I will now turn the call over to John Sprague to provide a detailed update of our third quarter 2022 financial results and our financial outlook for the remainder of the year.

T2 Biosystems 3Q

November 10, 2022

John Sprague

Thank you, John.

Total revenue for the third quarter of 2023 was $3.7 million, a decrease of 50% compared to the prior year period. Product revenue was $2.6 million, a decrease of 39% compared to the prior year period, primarily due to an 88% decline in sales of COVID-19 tests from $2.4 million, offset by increased sepsis test sales. Research contribution revenue was $1.0 million, a decrease of 67% compared to the prior year period primarily due to the timing of enrollment in the T2Resistance trial.

Product costs for the third quarter of 2022 were $6.1 million, an increase of $1.4 million compared to the prior year period, driven by increased supply chain cost inefficiencies. Research and development expenses were $6.4 million, flat compared to the prior year period. Selling, general and administrative expenses were $7.0 million, a decrease of $1.5 million compared to the prior year period driven by decreased medical affairs spending.

Net loss for the third quarter of 2022 was $17.4 million, $2.95 per share, compared to a net loss of $14.0 million, $4.21 per share for the prior year period.

Cash, marketable securities and restricted cash were $21.5 million as of September 30, 2022. ATM sales were $22.9 million in the third quarter, and we raised approximately $700,000 since September 30, 2022. We redeemed the Series A preferred stock in October 2022, and there are no longer any preferred shares outstanding. We remain in compliance with the CRG loan agreement covenants. Today we announced an amendment of term loan agreement with CRG, extending both the interest-only period and the maturity date to December 30, 2024 which we believe will provide balance sheet flexibility as we advance our growth strategy.

T2 Biosystems 3Q

November 10, 2022

For guidance, we now expect full year 2022 total revenue of $22.0 to $23.0 million, including product revenue of $11.5 to $12.0 million and research contribution revenue of $10.5 to $11.0 million, and we expect to close 50 to 55 T2Dx Instrument contracts in 2022.

Thank you and back to John Sperzel for closing remarks.

John Sperzel

Thank you, John.

During the third quarter, the T2 Biosystems team generated a quarterly record of sepsis and related product revenue, and we remain on track to achieve record sepsis-driven T2Dx Instruments in 2022. We are excited by the progress with our near-term product pipeline, including the T2Biothreat, T2Resistance, T2Lyme, and T2Bacteria expansion. To close the year, we will remain focused on our three corporate priorities, accelerating our sales, enhancing our operations, and advancing our pipeline to support long term growth and sustained value creation.

I’d like to turn the call back over to the operator to open the line for questions. Operator?

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